EXHIBIT 99.1

WAVE to Sell European and Pacific Rim Businesses

COLUMBUS, Ohio, Nov. 20, 2017 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) announced today that its Worthington Armstrong Venture, WAVE, a global leader in ceiling suspension systems solutions, has agreed to sell its business and operations in Europe, Middle East, Africa and Asia, to Knauf Group, a family-owned manufacturer of building materials headquartered in Germany.  It is part of a broader transaction with Armstrong World Industries (NYSE:AWI) the other partner in the WAVE joint venture.

The agreement includes the sale of WAVE businesses and operations in the United Kingdom, France, China and India.  The WAVE and AWI businesses and operations in the Americas are not part of this agreement.  Worthington expects to realize approximately $45 million for its 50% share of the WAVE operations being sold. Once completed, the sale is expected to reduce Worthington’s share of equity income from WAVE by approximately $5 million per year.  The transaction is subject to regulatory approvals and other customary closing conditions and is anticipated to close in mid-2018.

“The returns from the international business at WAVE have always been challenging, and the sale will allow WAVE leadership to focus on expanding market leading business in the U.S. where growth opportunities and returns are more attractive,” said John McConnell, Chairman and CEO of Worthington Industries.

“The strength of our operations has been in the Americas and we believe that geographic market has tremendous potential,” said Rose Mary Clyburn, WAVE President.  “This transaction will allow us to focus our resources on our Americas total ceiling solutions and accelerate our strategy.”

Please refer to AWI’s news release for more detail at ir.armstrongceilings.com

About WAVE

WAVE is the worldwide leader in the production of suspended ceiling system solutions sold under the Armstrong brand name.  A joint venture between AWI and Worthington for 25 years, WAVE combines the culture and strengths of both partners.  WAVE employs over 600 people and operates nine manufacturing locations in five countries.  AWI is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions with over 3,700 employees and fiscal 2016 revenues from ceiling operations in excess of $1.2 billion.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion.  Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant, and industrial gases and for cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 85 facilities in 11 countries.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act").  This press release includes “forward-looking statements” within the meaning of the Act.  All statements by the Company, other than statements regarding historical information, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future constitute "forward-looking statements" within the meaning of the Act.  These statements include the anticipated impact of the pending sale of WAVE’s European and Pacific Rim operations.  All forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including the successful completion of the single, integrated sale of the AWI international business and the WAVE international business, general economic factors and other factors described in the Company's reports filed with the SEC.

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com